EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Monroe Federal Bancorp, Inc. of our report dated July 3, 2025, relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of Monroe Federal Bancorp, Inc. for the year ended March 31, 2025.

/s/ Wipfli LLP
Wipfli LLP

January 27, 2026
Eau Claire, Wisconsin